SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2007

RURAL CELLULAR CORPORATION
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or other Jurisdiction of Incorporation)
0-27416	41-1693295
(Commission File Number)	(IRS Employer Identification No.)
3905 Dakota Street S.W., Alexandria, Minnesota	56308
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 30, 2007, Rural Cellular Corporation (the “Company”), pursuant to a purchase agreement entered into with Bear Stearns & Co. Inc. (the “Initial Purchaser”) on May 24, 2007, issued and sold in a private placement, for resale under Rule 144A and Regulation S of the Securities Act, as amended, $425,000,000 in aggregate principal amount of senior subordinated floating rate notes due 2013 (the “Notes”).

The following agreements were entered into in connection with the closing of such issuance and sale: (i) the Company and Wells Fargo Bank, N.A., as trustee, entered into an Indenture governing the Notes (the “Indenture”) and (ii) the Company and the Initial Purchaser entered into a Registration Rights Agreement with respect to the Notes (the “Registration Rights Agreement”).

The Notes will mature on June 1, 2013 and bear interest at three-month LIBOR plus 3.00% per year, adjusted quarterly. The Notes are redeemable at the Company’s option beginning June 1, 2008, at 102.000% of principal, plus accrued and unpaid interest, declining to 101.000% at June 1, 2009, and 100.000% at June 1, 2010. Prior to June 1, 2008, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of certain sales of equity securities at 100.000% of principal, plus accrued and unpaid interest, if any and to the extent that, after such redemption, at least 65% of the aggregate principal amount of the Notes remains outstanding. In addition, prior to June 1, 2008, the Company may, at its option, redeem some or all of the Notes at an established “make whole” price.

The Indenture provides that, if an event of default occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all principal, accrued interest, if any, immediately due and payable, except that an event of default resulting from certain events of bankruptcy, insolvency or reorganization in respect of the Company or certain of its subsidiaries will automatically cause all principal, accrued interest, if any, to become immediately due and payable. Events of default include: (i) failure to pay any installment of interest on the Notes when due and payable and the continuance of any such failure for 30 days; (ii) failure to pay principal, or premium, if any, on the Notes when due and payable; (iii) failure to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after notice to the Company, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or certain of its subsidiaries; and (v) certain defaults in indebtedness with an aggregate amount outstanding in excess of $20 million.

The Notes rank junior in right of payment to the Company’s existing and future senior indebtedness and rank equally with all of its existing and future senior subordinated indebtedness.

The Registration Rights Agreement obligates the Company to file a registration statement with the Securities and Exchange Commission (the “SEC”) allowing for the exchange of the Notes for registered notes having substantially identical terms as the Notes and evidencing the same indebtedness as the Notes. Under the Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to cause a registration statement filed with the SEC covering the re-sale of the Notes to become effective within 240 days after May 30, 2007. The Company also has agreed, in specified circumstances, to file a shelf registration statement to cover re-sales of the Notes. The Company may be required to pay liquidated damages if it fails to comply with the registration and exchange requirements set forth in the Registration Rights Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RURAL CELLULAR CORPORATION

/s/ Richard P. Ekstrand
Richard P. Ekstrand
President and Chief Executive Officer

Date: May 30, 2007